Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES FIRST QUARTER 2005 RESULTS

New York, NY – April 29, 2005 - Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, today reported operating results for the first quarter ended March 31, 2005.  Results were impacted by the effects of trade show timing shifts and investments in Life Sciences and Powersports operating groups.

Revenue from continuing operations in the first quarter of 2005 declined 4.9% to $114.0 million from $119.9 million in the first quarter of 2004.  Revenue for the quarter reflects the shift of four trade shows held in the first quarter of 2004 to the second quarter of 2005 and one tradeshow from the second quarter of 2004 to the first quarter of 2005.

Operating income from continuing operations declined 24.0% to $23.1 million from $30.4 million in the first quarter of 2004, due in part to the effect of tradeshow timing and to investments made in our Life Sciences and Powersports operating groups.

Net income in the first quarter of 2005 was $6.1 million compared to $16.1 million in the first quarter of 2004.  Net income in the first quarter of 2005 includes the favorable impact of a cumulative effect of an accounting change of $4.6 million related to the consolidation of Advanstar.com as a result of the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which became effective for Advanstar on January 1, 2005.  Net income in the first quarter of 2004 includes the results of Advanstar’s art trade show and publications, as well as its joint venture in France and German trade show business which were sold in 2004 and are reported separately as discontinued operations.

Advanstar generated cash from operations of $4.0 million in the first quarter of 2005 compared to $2.1 million in the first quarter of 2004, due primarily to increased cash collections in 2005 attributable to tradeshow timing.

EBITDA from continuing operations in the first quarter of 2005 declined 17.5% to $34.1 million from $41.3 million in the first quarter of 2004 due primarily to the tradeshow timing shift and to investments made in our Life Sciences and Powersports operating group discussed above.

Joe Loggia, President and CEO of Advanstar said, “During the first quarter of 2005, we continued to execute our strategic objectives.  While our overall financial results for the quarter were below those of the same period last year, they were in line with our expectations given the shift in timing of trade shows.  More importantly, we generated solid results in key industry groups, as evidenced by the increased revenue from MAGIC, Dealer Expo and our IVT pharmaceutical conferences.

“In April, we signed an agreement to divest certain assets to Questex Media Group in line with our company’s strategy of focusing on markets where we can leverage our strong product positions, market dynamics and industry teams.  In line with our focus, we are also pleased to have acquired Off-Road.com in April 2005 which expands our reach in our Powersports industry group, complementing our trade and consumer magazines launched in 2004.  We remain committed to developing innovative, quality products and continuing to redefine integrated marketing to better serve our customers.”

Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences declined 9.0% to $62.1 million from $68.2 million in the first quarter of 2004.  Four trade shows held in the first quarter of 2004 shifted to the second quarter of 2005 and one tradeshow shifted from the second quarter of 2004 to the first quarter of 2005.  This shift in tradeshow timing resulted in a quarter over quarter reduction to revenue of $8.1 million.

Revenue in the first quarter from MAGIC,  Dealer Expo and our IVT pharmaceutical conferences increased $4.8 million, or 12.2%, compared to the first quarter of 2004.   We also launched Off Road Impact tradeshow and conference complementing our 2004 launches of Dirt Sports and Off Road Retailer magazines.  Off Road Impact generated revenue of $0.4 million in the first quarter of 2005.  The increased revenue generated from these trade shows and conferences were partially offset by the effect of holding two fewer events serving the east coast fashion and technology markets.

Contribution margin from trade shows and conferences declined 6.8% to $36.3 million in the first quarter of 2005 from $38.9 million in the first quarter of 2004.  The shift in timing of the five events discussed above resulted in a decline in contribution margin of approximately $4.5 million. The first quarter of 2005 reflects an increase of $3.4 million, or 12.9%, in contribution margin attributable to MAGIC,  Dealer Expo and our IVT pharmaceutical conferences.  These increases were partially offset by the effect of holding two fewer events serving the east coast fashion and technology markets.

Publications:

Revenue from publications in the first quarter of 2005 declined 2.0% to $46.2 million from $47.1 million in the first quarter of 2004.  Advertising pages declined by 453 pages or 5.0% in the first quarter.  The decline in revenue and advertising pages is due primarily to a shift in issue timing due to trade show timing shifts, continued weakness in the traveling nursing market, a softening pace of market spending in the veterinary markets, a decline in our healthcare special projects and continued softness in the technology and travel markets.  These revenue declines were partially offset by improved results from Advanstar’s publications serving the automotive market, and the launch in September 2004 of Dirt Sports and Off Road Retailer magazines.

Contribution margin from publications declined 15.5% in the first quarter of 2005 to $11.2 million from $13.2 million in the first quarter of 2004.  The decrease is primarily due to the decline in revenue discussed above, and increased paper, printing and selling costs.  Paper prices increased 14% and printing costs increased 2% compared to the first quarter of 2004.  Selling costs increased as a result of the launch of Dirt Sports and Off Road Retailer as discussed above.

Market Development and Other:

In the first quarter of 2005, revenue from market development and other segment increased 28.1% to $5.8 million from $4.5 million in the first quarter of 2004.  Approximately $1.0 million of this increase is due to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which required Advanstar to consolidate the results of its affiliate, Advanstar.com.

Contribution margin for the market development and other segment decreased 6.3% to $1.4 million in the first quarter of 2005 from $1.5 million in the first quarter of 2004, due to the consolidation of Advanstar.com, as discussed above, and as a result of staffing related to our recently acquired Life Sciences trade shows, conferences and publications.

General and Administrative:

General and administrative costs increased 25.7% to $14.1 million in the first quarter of 2005 from $11.2 million in the first quarter of 2004 due to investments in our Life Sciences group management team, expenses related to the sale of the portfolio group, costs related to strategic consulting and marketing initiatives, approximately $0.4 million of foreign exchange losses as well as a $0.3 million contingent employee compensation payment related to the IVT acquisition.

Definitive Agreement To Sell Certain Business Groups

On April 2, 2005, we signed an agreement to divest certain assets outside of our Fashion, Life Sciences, and Powersports groups to Questex Media Group.  Our financial results from continuing operations for the first quarter of 2005 include the financial results attributable to these assets.  We will file pro forma financial statements for the year ended December 31, 2004, which give effect to the divestiture of these assets, with the Securities and Exchange Commission on Form 8-K shortly after closing the transaction.

Discontinued Operations

Income from discontinued operations was $6.2 million in the first quarter of 2004.  These results are reported separately as discontinued operations and are not included in reported revenue, contribution margin or EBITDA in 2004 and include the following businesses disposed of in 2004:

In March 2004, we sold our art industry portfolio (the “Art Group”), which included three trade shows and two publications, for $19.6 million in cash.  We recorded an after tax gain on the sale of $3.4 million.

In August 2004, we sold our 65% ownership interest in a French joint venture (“SeCA”) for $3.1 million in cash.

During the third quarter of 2004, we sold our German trade show business (“DMS”) for $1.7 million in cash.

Conference Call Information

We will hold a conference call to review first quarter 2005 results today at 11:00 a.m. Eastern.  The call can be accessed by dialing 1-800-344-1355 with the conference ID 5771963.  A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 77 business magazines, 19 directories, 7 electronic publications, 54 tradeshows and 40 conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors including the automotive, beauty, e-learning, call center, digital media, entertainment/ marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/ hospitality industries. Advanstar has roughly 1,500 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 29, 2005 under the heading “Certain Factors Which May Affect Future Results.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Summary Financial Information

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Trade shows and conferences	$62,054	$68,225
Publications	46,194	47,131
Market development and other	5,758	4,495
Total revenue	114,006	119,851

Contribution margin (1):
Trade shows and conferences	36,294	38,928
Publications	11,176	13,220
Market development and other	1,388	1,481
Total contribution margin	48,858	53,629

General and administrative expenses	14,102	11,215
Provision and funding of affiliated dot.com company operations	—	538
Depreciation and amortization	11,620	11,445
Operating income	$23,136	$30,431

Net income	$6,145	$16,100

Cash flows provided by (used in):
Operating activities	4,044	2,060
Investing activities	(1,525)	9,697
Financing activities	(4,888)	(9,128)

Other data:
EBITDA (2)	$34,108	$41,322

(1)                Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$114,006	$119,851

Operating expenses:
Cost of production	21,209	23,011
Selling, editorial and circulation	43,939	43,211
General and administrative expenses	14,102	11,215
Provision and funding of affiliated dot.com company operations	—	538
Depreciation and amortization	11,620	11,445
Total operating expenses	90,870	89,420

Operating income	23,136	30,431
Other income (expense):
Interest expense, net	(17,400)	(18,123)
Other income (expense), net	(70)	1,327
Income from continuing operations before income tax expense and minority interests	5,666	13,635
Provision for income taxes	3,449	3,165
Minority interests	(646)	(550)
Income from continuing operations before cumulative effect of accounting change	1,571	9,920
(Loss) income from operations of discontinued businesses	(44)	6,180
Income before cumulative effect of accounting change	1,527	16,100
Cumulative effect of accounting change	4,618	—
Net income	$6,145	$16,100

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Three Months Ended March 31,
	2005	2004
In thousands
EBITDA	$34,108	$41,322
Depreciation and amortization	(11,620)	(11,445)
Minority interests (excluding depreciation and amortization)	648	554
Operating income	23,136	30,431

Interest expense	(17,400)	(18,123)
Other income	(70)	1,327
Provision for income taxes	(3,449)	(3,165)
Minority interests	(646)	(550)
Cumulative effect of accounting change	4,618	—
(Loss) income from operations of discontinued businesses	(44)	6,180
Net income	6,145	16,100
(Gain) loss on sale of business and other assets	—	(1,008)
Depreciation and amortization	11,620	11,587
Cumulative effect of accounting change	(4,618)	—
Deferred income taxes	3,000	640
Other non-cash items	1,560	153
Changes in operating assets and liabilities	(13,663)	(25,412)
Net cash provided by operating activities	$4,044	$2,060

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation less amounts attributable to minority interest.  EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Dave Montgomery

Chief Financial Officer

Advanstar Communications

212.723.9222

or

Leigh Parrish, Rachel Albert

Financial Dynamics for Advanstar Communications

212.850.5651, 212. 850.5706